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                                                                    Exhibit 99.2

Press Release

nutrisystem.com inc. Acquires Nestle USA Sweet Success Product Line

     HORSHAM, Pa. & GLENDALE, Calif.--(BUSINESS WIRE)--Aug. 28, 2000-- nutrisystem.com inc. (Nasdaq:THIN - news) and Nestle USA, Inc. announced today
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that nutrisystem.com has acquired Nestle's Sweet Success(R) diet meal replacement product line in exchange for 900,000 shares of nutrisystem.com common stock.

     The shares represent a 3% Nestle ownership stake in nutrisystem.com.

     "The diet meal replacement category grew at a 31% annual rate from 1996 to 1999 and Sweet Success(R) is a well recognized and trusted brand in that market," said Brian Haveson, Chief Executive Officer of nutrisystem.com. "We are very excited to be able to offer our target consumer another effective dieting and weight maintenance alternative under the Nutri/System brand name." "Sweet Success(R) is an excellent complement to the nutrisystem.com online weight loss program. We will continue to distribute the Sweet Success(R) product solely through mass market retailers, but will create the kind of online support, interaction and information for Sweet Success(R) customers that have proven so successful for the members of the nutrisystem.com community. We will give Sweet Success(R) an online presence, and Sweet Success(R) gives the Nutri/System brand a presence in the 'bricks' retailing environment," Haveson continued.

     The Sweet Success(R) product line, which includes a ready-to-drink weight loss shake, powdered mix and snack bars, generated over $14 million in sales in the first half of 2000. nutrisystem.com, which launched its online community in October of 1999, reported sales of $11 million in the first half of 2000.

About nutrisystem.com
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nutrisystem.com has developed the leading online weight loss community. Through its highly interactive Website, www.nutrisystem.com, nutrisystem.com provides
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members with a weight management program that incorporates personal online counseling, individual diet and exercise plans, a weekly newsletter and online support groups, chat rooms and bulletin boards. There are no membership fees and the program features nutrisystem's convenient, portion-controlled meals delivered directly to the member's home or office.

About Nestle USA

For well over a century, Nestle has been making the very best food and beverage products for families around the world. In the U.S., Nestle's well-known brands include: Nestle Toll House(R), Nestle NesQuik(TM), Carnation(R) Coffee-mate(R), Stouffer's(R), Lean Cuisine(R), Nescafe(R), Libby's(R), Juicy Juice(R), Buitoni(R), Taster's Choice(R), Ortega(R), PowerBar(R), Nestle(R) Crunch(R), Butterfinger(R), Wonka(R), Friskies(R) Fancy Feast(R), ALPO(R) and Mighty Dog(R). Headquartered in Glendale, Calif., Nestle USA has 19,000 employees, $8 billion in sales and is part of Swiss-based Nestle S.A. -- the world's largest food company.